Prudential Investments LLC

Gateway Center Three
100 Mulberry Street

Newark, New Jersey 07102

September 30, 2010

The Board of Directors

Prudential Investment Portfolios 12

Gateway Center Three
100 Mulberry Street
Newark, New Jersey 07102

Re:     Prudential US Real Estate Fund (the Fund)

To the Board of Directors:

The Manager has contractually agreed through December 31, 2011, to limit net annual Fund operating expenses (exclusive of distribution and service (12b-1) fees, interest, brokerage, extraordinary and certain other expenses) of each class of shares to 1.35% of the Fund's average daily net assets.

Very truly yours,

PRUDENTIAL INVESTMENTS LLC

By: /s/ Scott E. Benjamin

Name:     Scott E. Benjamin
Title:     Executive Vice President